   UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 30, 2007
Date of Report (Date of earliest event reported)

RAVEN GOLD CORP.
(Exact name of registrant as specified in its charter)

NEVADA	20-2551275
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

#205-598 Main Street
Penticton B.C., V2A-5C7	89074
(Address of principal executive offices)	(Zip Code)

250-492-3432
Issuer's telephone number

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 30, 2007, Raven Gold Corp.’s (the “Company”) board of directors (the “Board”) concluded that the Company’s previously issued financial statements covering the quarterly period ended July 31, 2006 which had been filed by the Company with the SEC on Form 10-QSB on September 19, 2006 (the “Quarterly Report”), should no longer be relied upon because of an error in such financial statements as further addressed below:

(i) The Board believes that the Company is required to amend its Quarterly Report in order to amend the disclosures set forth therein with respect to certain payments due under its long term liabilities indicated as Loans on the balance sheet filed as part of the Quarterly Report, as a result of the following events.

On August 11, 2006, the Company appointed the current management in place (the “Current Management”), and on the same date accepted the resignations of its former two directors and executive officers. Subsequently, due diligence and internal review conducted by the Current Management, revealed that the Joint Venture Agreement (the “JV Agreement”) and binding Letter of Intent Agreement (the “LI Agreement;” the LI Agreement and the JV Agreement shall be collectively referred to as the “Agreements”) entered into by and among Tara Gold Resources Corp. (“Tara”) and Corporación Amermin S.A. de C.V., a 97% owned subsidiary of Tara (“Amermin”; Amermin and Tara shall collectively be referred to as “Tara Gold”), were actually entered into by the Company and Tara Gold on August 23, 2006 and erroneously dated as of May 30 and June 1, 2006, respectively, when the Company and Tara Gold mutually intended to enter into the Agreements on their actual date of execution, but the Agreements did not say that they were effective as of these dates, as reported by the Company in its amended Current Report filed with the SEC on Form 8-K/A on April 3, 2007.

In connection with the payments scheduled and made under the Agreements, further due diligence and internal review conducted by the Current Management, revealed that the Company received advances from several non related lenders (collectively the “Lenders”) on May 25, May 26, June 25, June 27 and July 27, 2006 in an aggregate amount of $425,000 (collectively the “Advances”) and wired the amounts of the Advances to Tara as payments due under the Agreements, without the Company’s management then in place having the requisite corporate authority and power to borrow the amounts of Advances or having entered into formal loan agreements (the “Formal Loan Agreements”) with the Lenders relating to the Advances.

(ii) In light of the foregoing, the Board has discussed the aforementioned matters with its current auditors, is currently reviewing the disclosures set forth in the Quarterly Report and intends to amend the Quarterly Report to correct the disclosures set forth therein as appropriate. In addition, as of the date of this Current Report, the Board has not determined as to whether the Company will be required to amend any of its other periodic reports for the fiscal year ending April 30, 2007, other then the Quarterly Report for the three months ended July 31, 2006. As a result, the Company intends to (a) enter into the Formal Loan Agreements with each of the Lenders relating to the Advances to provide that the Advances were made effective as of the first date that the Company would have the actual authority to do so, (ii) ratify such Formal Loan Agreements when entered into and further ratify the receipt of the amounts of Advances as of the dates that they were actually received on, (iii) amend and restate the Quarterly Report upon completion of its review and execution of the Formal Loan Agreements, and (iv) amend any of its other periodic reports for the fiscal year ending April 30, 2007, other then the Quarterly Report for the three months ended July 31, 2006, if necessary, upon completion of its review.

As of the date of this Current Report, the Company believes that its disclosure controls and procedures were effective as of its fiscal year ended April 30, 2006, but were not effective as of the end of its first fiscal quarter of 2007 ended July 31, 2006, due to the events described above. The Company is also currently reviewing all of its previously filed periodic reports and is discussing with its current auditors to ensure that the Company’s controls and procedures are also effective for any subsequently filed reports, other then the Quarterly Report for the three months ended July 31, 2006. To the extent the Company determines that its disclosure controls and procedures may not have been effective as to its previously filed periodic reports, if any, the Company intends to amend and restate them, if necessary, upon completion of its review.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits:

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAVEN GOLD CORP.

Date: April 5, 2007	By:	/s/ Gary Haukeland Gary Haukeland Chief Executive Officer and President